Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between Mary Beth West (“West”) and Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”).

West has been employed by MG as Executive Vice President – Chief Category and Marketing Officer and based out of MG’s Corporate Headquarters in Deerfield, Illinois. Since West’s employment relationship with MG is ending, MG has offered West benefits as set forth in this Agreement certain of which are benefits greater than what West is entitled to otherwise receive, and West has decided to accept MG’s offer. Therefore, West and MG both agree and promise as follows:

1. Employment Termination: West’s last day of active employment at MG will be September 30, 2015 (“Last Day Worked”). MG will pay West for all unused accrued 2015 PTO days, less applicable withholdings, at the next normal payday following the Last Day Worked (or, if earlier, date of Early Termination (as defined below)).

(a)	Employment Status: Beginning April 1, 2015, and continuing through the Last Day Worked, MG will employ West in a part-time capacity (“Transition Period”). During the Transition Period, West will continue her duties at MG working at least twenty percent (20%) of her average full-time schedule during the preceding thirty-six (36) months. During the Transition Period, West will not incur a Separation from Service, within the meaning of Internal Revenue Code Section 409A. During the Transition Period, West will be eligible for all applicable benefits in the same manner as similarly situated full-time employees. West will also be eligible for a pro-rated 2015 Management Incentive Program (“MIP”) award based on her full-time service from January 1, 2015 through March 31, 2015 and on a part-time basis from April 1, 2015 through September 30, 2015 (or, if earlier, upon the date of Early Termination (as defined below)). West may provide services to other persons or entities during the Transition Period so long as it does not interfere with her obligations to MG (e.g., she may not take other full-time employment) or violate West’s obligations as described in Paragraph 6 of this Agreement. West may voluntarily end her employment with MG prior to the Last Day Worked (“Early Termination”) by providing written notice to the Executive Vice President, Human Resources of MG. In the event of an Early Termination by West, the Salary Continuation Payments (as defined in Paragraph 3(a) below) will be paid to West as provided for in Paragraph 3(a). In the event of West’s death prior to the payment of all Salary Continuation Payments under this Agreement, any remaining Salary Continuation Payments will be paid as soon as administratively practicable in a lump sum to West’s surviving spouse, and if none, to her estate.

2. Sufficiency of Consideration: West understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Paragraph 3 herein, are conditioned upon her execution of this Agreement and her execution of the release contained herein as Exhibit A following her Last Day Worked or Early Termination Date, and are, in significant and substantial part, in addition to those benefits to which she is otherwise entitled. West acknowledges and agrees that MG has—apart from this Agreement – paid her for all wages that were due to be paid to her prior to the date hereof.

3. Consideration: In exchange for the promises and releases in this Agreement, and provided West does not revoke the Agreement as permitted in Paragraph 12 below and does not revoke the release in Exhibit A hereto, MG will provide West with the following benefits and payments:

(a) MG will make installment payments to West for a period of twenty-four (24) months following the Last Day Worked or, if applicable, the date of an Early Termination (“Salary Continuation Payments”), equaling the total amount of Six Hundred Ninety-Seven Thousand Dollars (“$697,000.00”) less all required local, state and federal tax and applicable benefit plan related deductions, which represents twelve (12) months of base pay, to be paid bi-weekly starting on the first pay period following the Last Day Worked or, if applicable, the date of an Early Termination. The first installment payment shall include all amounts that would otherwise have been paid to West during the period beginning on the Last Day Worked or date of Early Termination, if applicable, and ending on the first payment date.

(b) West will be eligible to receive a pro-rated 2015 MIP award described in Paragraph 1(a) above, paid at West’s incentive target percent. The payment, less applicable deductions, will be made at the same as it is paid to other executives generally, which is expected to be Q1 2016. West will not be eligible to receive any other MIP payments, except that she will receive the 2014 MIP award when it is paid to other executives.

(c) West will be eligible to receive a pro-rated Long Term Incentive Plan (“LTIP”) award under the 2013-2015 performance cycle if the 2013-2015 LTIP satisfies minimum thresholds for an award, West will receive shares, less required deductions, under the LTIP based on the number of full months of participation from the beginning of the performance cycle through the earlier of March 31, 2015 or date of Early Termination. The number of shares awarded for the 2013-2015 performance cycle will be based on the actual Company rating as determined by the Human Resources and Compensation Committee of the Board of Directors and shares will vest per the normal vesting schedule of the grant in Q1 2016. All other outstanding LTIP grants will be forfeited on April 1, 2015 or date of Early Termination, except that West will receive the LTIP award for the 2012-2014 performance cycle if the 2012-2014 LTIP satisfies minimum thresholds for an award.

(d) For stock option purposes, upon an Early Termination, West will immediately forfeit any unvested stock options and she will have 12 months from the date of Early Termination to exercise any vested stock options. If West does not experience an Early Termination, West becomes retirement eligible for purposes of stock options and will have until the original expiration date to exercise outstanding vested and unexercised stock options with unvested stock options continuing to vest per the normal vesting schedule. With respect to any restricted stock, two-thirds (2/3rds) of West’s unvested 2013 restricted stock award will vest on September 30, 2015 (or, if earlier, upon the date of Early Termination, unless the date of Early Termination is on or prior to December 31, 2014 in which case West will forfeit her 2013 restricted stock award and only receive two-thirds (2/3rds) of her 2012 restricted stock award). Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from West’s stock award; therefore, the number of shares deposited into West’s account on the vesting date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks from the vesting date. West will forfeit all other unvested restricted stock grants on April 1, 2015 or date of Early Termination. If West dies prior to the Last Day Worked, equity awards will be treated at the better of the foregoing and the treatment upon death.

(e) West will be entitled to utilize her financial planner at MG’s expense as she normally would between January 1, 2015 and December 31, 2015 provided such amount does not exceed $7,500 and she does not experience an Early Termination on or prior to December 31, 2014.

(f) Following the Last Day Worked, West will be eligible to be covered under MG’s medical coverage for active salaried employees during the period she is receiving Salary Continuation Payments and thereafter become eligible for retiree medical benefits to the extent then provided by MG for retired salaried employees; provided, however, upon an Early Termination, West’s eligibility for medical coverage will end as of the last day of the month of the Early Termination and the only medical coverage to be offered West will be in accordance with Federal health coverage continuation requirements (“COBRA coverage”). For avoidance of doubt, West will not then be eligible for MG sponsored retiree medical benefits.

(g) West will not be entitled to any other compensation or benefits not provided in this Agreement, except in accordance with the terms and conditions of MG sponsored benefit plans in which she is a participant. West understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Paragraph 3(a) through 3(f) herein, are conditioned upon her execution of this Agreement. West acknowledges and agrees that the sums and benefits to be provided under the terms of the Agreement are, in significant and substantial part, in addition to those benefits to which she is otherwise entitled. West may revoke this Agreement within seven (7) days after she signs it by giving written notice to MG. To be effective, this revocation must be received by the close of business on the 7th day after West signs the Agreement. If West revokes this Agreement she understands that she will not receive the benefits that are conditioned upon her execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without West revoking it.

(h) West will have no obligation to mitigate the amounts due hereunder and no amounts due hereunder shall be offset by any other amounts earned by West.

4. Complete Release and Waiver of Claims: West is aware of her legal rights concerning her employment with MG. In exchange for the promises of MG above, West agrees to irrevocably and unconditionally release (i.e. give up) any and all claims she may now have against MG and agrees not to sue MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, arising out of the employment relationship between West and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law dealing with employment discrimination, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by West and also excludes any claims made under the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, the Employee Credit Privacy Act, the Illinois Wage Payment and Collection Act, the Illinois Unemployment Insurance Act, and/or any claims which cannot be waived by law. Nor shall this Agreement preclude West from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (29 U.S.C. § 620 et seq.) as amended by the Older Worker’s Benefit Protection Act. This release does not waive any rights to indemnification, advancement of legal fees, rights to directors and officers’ liability insurance coverage (if applicable), or rights to vested benefits.

5. Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way West’s right to file a charge with the U.S. Equal

Employment Opportunity Commission (“EEOC”) or comparable state and local agencies, or West’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, the parties agree that appropriate relief does not include remedies that personally benefit West and which she has released and waived under this Agreement, including all legal relief, equitable relief, statutory relief, reinstatement, back pay and front pay and all other damages, benefits, remedies, or relief that West may be entitled to as a result of the filing or prosecution of any such charge against MG by West, or any resulting civil proceeding or lawsuit brought on behalf of West and which arises out of any matters that are released or waived by this Agreement.

6.	Restrictive Covenants:

(a)	Non-Competition: West understands and agrees that the nature of her position with MG gave her access to and knowledge of highly confidential information and placed her in a position of trust and confidence with MG. Because of MG’s legitimate business interests and in consideration for MG’s payment to West of the separation pay provided for in Paragraph 3(a)-3(d) above, West agrees that she will not engage in Prohibited Conduct from the date of this Agreement through September 30, 2016 (or, if earlier, one year from her date of Early Termination (the “Restricted Period”)).

i)	For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which West contributes her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, , officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of MG’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

ii)	For purposes of this non-compete clause Competitors are the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills Inc., Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, and Unilever Group or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained herein shall preclude West from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as West does not provide specific advice or services directly to companies listed above.

(b)	Non-Solicitation of Employees: West understands and acknowledges that MG has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MG. West agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MG during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MG employees or by serving as a reference upon request.

(c)	Restrictive Covenant Remedies: Should West engage in material Prohibited Conduct at any time during the Restricted Period, or solicitation of employees during the Restricted Period, she will be obligated to pay back to MG all payments received pursuant to this Agreement other than for services through the earlier of September 30, 2015 or date of Early Termination and MG will have no obligation to pay West any such payments that may be remaining due under this Agreement, without waiving the releases provided herein. This will be in addition to any other remedy that MG may have in respect of such Prohibited Conduct. MG and West acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 6, 7, 8 or 9 and agree that in the event of a breach or violation of such provisions MG will be awarded, injunctive relief by a Court of competent jurisdiction to prohibit any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7. This Agreement to Be Kept Confidential: West understands that this Agreement is unique to her and she agrees that it is confidential and that she will not disclose this Agreement or its terms to anyone other than (a) her legal or tax advisor, (b) her immediate family, (c) in a legal action to enforce the terms of this Agreement, (d) the EEOC or similar state or local agency in connection with the filing or investigation of a charge, (e) as required by law, (f) to taxing authorities or (g) to potential employers with regard to her Restrictive Covenants. West further agrees that if she discloses the existence of terms of this Agreement to anyone under (a) or (b) above, she will inform them of the confidentiality requirements of this paragraph and be responsible for any disclosure by them.

8. No Disparagement or Harm: West agrees that, in discussing her relationship with MG and its affiliated and parent companies and their business and affairs, she will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and employees. This Paragraph does not, in any way, restrict or impede West from exercising protected rights including the right to communicate with any federal, state or local agency, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. West shall promptly provide written notice of any such order to MG’s legal department. MG similarly agrees that no one acting officially on its behalf or its executive officers will disparage, discredit, or otherwise make any detrimental statements regarding West’ employment relationship with MG or engage in the tort of defamation with respect to West. This provision shall not be violated by truthful testimony in a legal proceeding, or by rebuttal of statements made by others.

9. Continuing Confidentiality Obligation: West acknowledges that during the course of her employment with MG, she was entrusted with certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. West understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. West further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG, and that improper use or disclosure of the Confidential Information by West might cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. West agrees that, from the date of this Agreement and following her Last Day Worked, she will not communicate or disclose to any third party, or use for her own account, without the written consent of MG, any of the aforementioned information or material. Notwithstanding the foregoing, West may disclose in compliance with legal process provided she provides MG with prompt written notice thereof so it can seek a protective order.

10. Return of Company Property: West agrees to return all company property in her possession, including documents, manuals, handbooks, notes, keys and any other articles she has used in the course of her employment, no later than the Last Day Worked or if applicable, the date of Early Termination. West may retain her address book provided that it only contains contact information.

11. Arbitration of Claims: In the event either West or MG contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration. An arbitrator will be chosen pursuant to the American

Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures. The arbitrator’s fees and expenses and filing fees shall be borne equally by West and MG. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the parties. West agrees to waive the right to a jury trial. Notwithstanding anything contained in this Paragraph 11 or Paragraph 6(c) to the contrary, MG shall each have the right to institute judicial proceedings against West or anyone acting by, through or under West, in order to enforce its rights under Paragraphs 6, 7, 8 or 9 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information, due to wrongful conversion, or due to the breach of the restrictive covenants set forth in Paragraph 6.

12. Review and Revocation: West acknowledges that, before signing this Agreement, she was given a period of twenty-one (21) days in which to consider it. West further acknowledges that: (a) she took advantage of this period to consider this Agreement before signing it; (b) she has carefully read this Agreement, and each of its provisions; (c) if she initially did not think any representation she is making in this Agreement was true, or if she initially was uncomfortable making it, she resolved all of her doubts and concerns before signing this Agreement; (d) West fully understands what the Agreement, and each of its provisions, means; and (e) she is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MG encourages West to discuss this Agreement, and each of its provisions, with an attorney before signing it. West acknowledges that she sought such advice to the extent she deemed appropriate. If West signs this Agreement before the end of the twenty-one (21) day period, it will be her voluntary decision to do so because she has decided that she does not need any additional time to decide whether to sign this Agreement. West also understands that she does not have more than twenty-one (21) days to sign this Agreement. If West does not sign this Agreement by the end of the twenty-one (21) day period, she understands that it will become null and void. West also acknowledges and understands that MG would not have given her the special payments or benefits she is getting in exchange for this Agreement but for her promises and representations she made by signing it. Further, by signing below, West acknowledges that she may revoke this Agreement at any time within seven (7) days of the date on which she signed it as described above in Paragraph 3(e).

13. Entire Agreement and Severability: This is the entire agreement between West and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both West and an authorized Company official. West acknowledges that MG has made no representations or promises to her, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

14. Tolling: Should West violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which West ceases to be in violation of such obligation.

15. Attorney’s Fees: Should West materially breach any of the terms of the restrictive covenants obligations articulated in Paragraph 6 herein, to the extent authorized by state law, West will be responsible for payment of all reasonable attorneys’ fees and costs that MG incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts. MG agrees to pay all reasonable attorney fees associated with the review of this Agreement.

16. Governing Law: This Agreement shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. West agrees that any legal proceeding concerning this Agreement may only be brought and held in a state or federal court located in the State of Illinois. West consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

17. Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. If West is a “specified employee” as defined in Section 409A, any amounts payable hereunder as a result of a separation from service that are nonqualified deferred compensation shall be delayed and paid six (6) months and one (1) day (or as soon as administratively practicable thereafter) after West has incurred a separation from service (or upon her earlier death) .

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 12 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

/s/ Mary Elizabeth West	/s/ David Pendleton
MARY BETH WEST	Mondelēz Global LLC

Title: Senior Vice President,
Total Rewards

December 16, 2014	December 16, 2014
Date	Date

EXHIBIT A

General Release

This General Release (“Release”) is made by Mary Beth West (“West”) in favor of Mondelēz Global LLC (and any currently or previously affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”) as required by the Separation Agreement and General Release between West and MG dated December     , 2014 (the “Separation Agreement”). It is to be signed within twenty-one (21) days of West’s separation from service.

1. Sufficiency of Consideration: West understands, acknowledges and agrees that the payment of benefits described in the Separation Agreement are conditioned upon her execution of this Release and are, in significant and substantial part, in addition to those benefits to which she is otherwise entitled. West acknowledges and agrees that MG has - apart from this Release – paid her for all wages that were due to be paid to her prior to the date hereof.

2. Complete Release and Waiver of Claims: West is aware of her legal rights concerning her employment with MG. In exchange for the promises of MG above, West agrees to irrevocably and unconditionally release (i.e., give up) any and all claims she may now have against MG and agrees not to sue MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, arising out of the employment relationship between West and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law dealing with employment discrimination, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Release is executed by West and also excludes any claims made under the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, the Employee Credit Privacy Act, the Illinois Wage Payment and Collection Act, the Illinois Unemployment Insurance Act, and/or any claims which cannot be waived by law. Nor shall this Release preclude West from bringing a charge or suit to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (29 U.S.C. § 620 et seq.) as amended by the Older Worker’s Benefit Protection Act. This release does not waive any rights to indemnification, advancement of legal fees, rights to directors and officers liability insurance coverage, rights to equity, or rights to vested benefits.

3. Right to Participate in Agency Proceedings: Nothing in this Release is intended to limit or impair in any way West’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or comparable state and local agencies, or West’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, the parties agree that appropriate relief does not include remedies that personally benefit West and which she has released and waived under this Release, including all legal relief, equitable relief, statutory relief, reinstatement, back pay and front pay and all other damages, benefits, remedies, or relief that West may be entitled to as a result of the filing or prosecution of any such charge against MG by West, or any resulting civil proceeding or lawsuit brought on behalf of West and which arises out of any matters that are released or waived by this Release.

4. Review and Revocation: West acknowledges that, before signing this Release, she was given a period of twenty-one (21) days in which to consider it. West further acknowledges that: (a) she took advantage of this period to consider this Release before signing it; (b) she has carefully read this Release, and each of its provisions; (c) if she initially did not think any representation she is making in this Release was true, or if she initially was uncomfortable making it, she resolved all of her doubts and concerns before signing this Release; (d) West fully understands what the Release, and each of its provisions, means; and (e) she is entering into the Release, and each of its provisions, knowingly and voluntarily. MG encourages West to discuss this Release, and each of its provisions, with an attorney before signing it. West acknowledges that she sought such advice to the extent he deemed appropriate. If West signs this Release before the end of the twenty-one (21) day period, it will be her voluntary decision to do so because she has decided that she does not need any additional time to decide whether to sign this Release. West also understands that she does not have more than twenty-one (21) days to sign this Release. If West does not sign this Release by the end of the twenty-one (21) day period, she understands that it will become null and void. West also acknowledges and understands that MG would not have given her the special payments or benefits she is getting in exchange for this Release but for her promises and representations she made by signing it. Further, by signing below, West acknowledges that she may revoke this Release at any time within seven (7) days of the date on which she signed it as described above in Paragraph 3(e).

5. Entire Agreement and Severability: This Release and the Separation Agreement are the entire agreement between West and MG on the subject matter of the Separation Agreement. Neither this Release nor the Separation Agreement may be modified or canceled in any manner except by a writing signed by both West and an authorized Company official. West acknowledges that MG has made no representations or promises to her, other than those in this Release and the Separation Agreement. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Release and the Separation Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Release be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Release. If the release and waiver of claims provisions of this Release are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

6. Governing Law: This Release shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. West agrees that any legal proceeding concerning this Release may only be brought and held in a state or federal court located in the State of Illinois. West consents to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY PARAGRAPH 12 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

MARY BETH WEST

Date